SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2004

INTERPORE SPINE LTD.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Delaware	0-22958	95-3043318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

181 Technology Drive

Irvine, California 92618-2402

(Address of Principal Executive Offices, including Zip Code)

(949) 453-3200

(Registrant’s Telephone Number, Including Area Code)

INTERPORE INTERNATIONAL, INC.

(Former name or former address, if changed since last report)

ITEM 1. Change in Control of Registrant

On June 18, 2004, Interpore International, Inc., now known as Interpore Spine Ltd. (“Interpore”), issued a press release announcing that the stockholders of Interpore approved the proposed merger (the “Merger”) of Laker Acquisition Corp. I (“Laker”), a wholly-owned indirect subsidiary of Biomet, Inc. (“Biomet”), with and into Interpore. Immediately thereafter, the Merger was consummated in accordance with the Agreement and Plan of Merger, dated March 7, 2004, by and among Biomet, Laker and Interpore, with Interpore surviving under the name “Interpore Spine Ltd.” As a result of the Merger, the holders of the outstanding common stock of Interpore became entitled to receive $14.50 per share, without interest, from Biomet and Interpore became a wholly-owned indirect subsidiary of Biomet. Biomet paid the purchase price of approximately $280 million out of currently available cash and out of borrowings under the Credit Agreement, dated as of June 18, 2004, by and among Biomet, Bank of America, N.A. and UBS Securities LLC.

ITEM 7. Financial Statements and Exhibits.

(c)	Exhibits.

2.1 Agreement and Plan of Merger dated as of March 7, 2004 by and among Interpore International, Inc., Biomet, Inc. and Laker Acquisition Corp. I (incorporated by reference to Exhibit 2.1 of Interpore’s Current Report on Form 8-K filed March 9, 2004).

10.1 Credit Agreement, dated as of June 18, 2004, by and among Biomet, Inc., Bank of America, N.A. and UBS Securities LLC.

99.1 Press Release dated June 18, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2004	Interpore Spine Ltd.

	By:	/s/ Daniel P. Hann
	Name:	Daniel P. Hann
	Titile:	Secretary

Exhibit Index

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Merger dated as of March 7, 2004 by and among Interpore International, Inc., Biomet, Inc. and Laker Acquisition Corp. I (incorporated by reference to Exhibit 2.1 of Interpore’s Current Report on Form 8-K filed March 9, 2004).

10.1	Credit Agreement, dated as of June 18, 2004, by and among Biomet, Inc., Bank of America, N.A. and UBS Securities LLC.

99.1	Press release dated June 18, 2004.